Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) has been made and entered into as of July 2, 2003, by and between RIBAPHARM INC., a Delaware corporation (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent previously entered into a Rights Agreement, dated as of June 20, 2003 (the “Agreement”); and

WHEREAS, it is now the intention of the Company and the Rights Agent to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.    Section 1(i) of the Agreement is hereby amended and restated in its entirety as follows:

(i) “Distribution Date” shall mean the earlier of the Close of Business on (i) the Shares Acquisition Date or (ii) the 10th Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the Tender Offer Commencement Date; provided, however, that with respect to the tender offer made by ICN Pharmaceuticals, Inc. for Common Shares which was pending on July 1, 2003 (as that tender offer may be amended or extended from time to time), subsection (ii) of this Section 1(i) shall not apply.

2.    All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

3.    Except as expressly provided for in this Amendment, all terms, conditions and obligations contained in the Agreement shall remain unchanged and in full force and effect.

4.    In the case of any inconsistency between this Amendment and the terms of the Agreement, the terms of this Amendment shall govern.

5.    This Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to such state’s conflict of laws rules.

6.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

RIBAPHARM INC.

By:	/S/ DANIEL J. PARACKA
Name: Daniel J. Paracka Title: Chairman of the Board

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/S/ ROGER BERNHAMMER
Name: Roger Bernhammer Title: Vice President